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                  CRITICAL PATH ADOPTS SHAREHOLDER RIGHTS PLAN

     San Francisco, CA., (March 30, 2001) -- Critical Path, Inc. (NASDAQ: CPTH) announced today that its Board of Directors has adopted a Shareholder Rights Plan. Under the plan, Rights will be distributed as a dividend at the rate of one Right for each share of the company's common stock held by shareholders of record as of the close of business on May 15, 2001.

     The Rights Plan is designed to prevent an acquirer from gaining control of Critical Path without offering a fair and adequate price and terms to all of Critical Path's shareholders. The Rights Plan is intended to increase Critical Path's ability to negotiate with potential acquiring companies to maximize shareholder value and is not intended to interfere with takeover offers or other strategic alternatives that the company's Board of Directors believes are in the shareholders' best interests. The Rights Plan was not adopted in response to any attempt to acquire the company.

     Under the plan, each Right will entitle shareholders to purchase a fractional share of the company's preferred stock for $25.00. Initially, the Rights will not be exercisable and will trade with Critical Path's common stock. Generally, the Rights may become exercisable if a person or group acquires beneficial ownership of 15 percent or more of Critical Path's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of Critical Path's common stock.

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     Further details of the Rights Plan are outlined in a letter that will be mailed to shareholders as of the record date. Additionally, a copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.


About Critical Path

Critical Path, Inc. (NASDAQ: CPTH) ignites the power of information for eBusiness by providing the Internet messaging infrastructure upon which the new economy is built. The Company is a single resource that powers the flow of mission-critical information through an integrated portfolio of secure messaging, directory, data integration and collaboration solutions. Critical Path's technology strengthens all aspects of the eBusiness value chain by providing the messaging infrastructure that fuels customers' new and existing eBusiness initiatives. Critical Path is headquartered in San Francisco, with offices worldwide. More information on Critical Path can be found at www.cp.net.

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